Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Peace Arch Entertainment Group Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 18, 2005 relating to the financial statements which appear in the 2005 Annual Report to Shareholders of Peace Arch Entertainment Group Inc., which is incorporated by reference in Peace Arch Entertainment Group Inc.'s Annual Report on Form 20-F for the year ended August 31, 2005.  We also consent to the incorporation by reference of our report dated November 18, 2005 relating to the financial statement schedules, which appears in such Annual Report on Form 20-F.

                                /s/ PRICE WATERHOUSECOOPERS LLP.

                                Chartered Accountants

Vancouver, Canada

 May 26, 2006